UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 2, 2012

BNC BANCORP

(Exact name of registrant as specified in its charter)

North Carolina	000-50128	47-0898685
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

1226 Eastchester Drive

High Point, North Carolina 27265

(Address of principal executive offices)

(336) 869-9200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2012, the Compensation Committee of the Board of Directors of BNC Bancorp (the “Company”) granted restricted stock awards (each an “Award”) to each of the Company’s named executive officers in the following amounts: 16,500 shares of the Company’s common stock (the “Common Stock”) to W. Swope Montgomery, Jr., President and Chief Executive Officer of the Company; 18,750 shares of Common Stock to Richard D. Callicutt II, Executive Vice President and Chief Operating Officer of the Company; and 17,500 shares of Common Stock to David B. Spencer, Executive Vice President and Chief Financial Officer of the Company (Messrs. Montgomery, Callicutt, and Spencer are each referred to herein as an “Executive”).

Vesting of each Executive’s Award is subject to certain performance and service requirements. Specifically, 8,000 shares of each Executive’s Award will vest and be earned if (a) the Company’s common stock price for any consecutive 90-day period prior to and including October 2, 2017, equals or exceeds $12.00 per share, subject to equitable adjustment upon the occurrence of certain events, and (b) the Executive has been continuously employed by the Company through the date of the satisfaction of the foregoing requirement. The vesting of the remaining shares of each Executive’s Award is subject to the continued employment of the Executive by the Company. The balance of Mr. Montgomery’s Award shall vest and be earned as follows: 2,750 shares on October 2, 2012; 2,750 shares on August 22, 2013; and 3,000 shares on July 2, 2014. The balance of Mr. Callicutt’s Award shall vest and be earned as follows: 2,500 shares on October 2, 2012; 2,750 shares on August 22, 2013; and 5,500 shares on July 2, 2014. The balance of Mr. Spencer’s Award shall vest and be earned as follows: 3,375 shares on October 2, 2012; 3,125 shares on August 22, 2013; and 3,000 shares on July 2, 2014.

The Awards were made pursuant to the BNC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan and are subject to the terms and conditions described in the restricted stock grant agreements between the Company and each Executive.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 9, 2012

BNC BANCORP

By:	/s/ David B. Spencer
David B. Spencer
Executive Vice President & Chief Financial Officer (Principal Accounting Officer)